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                                                                      EXHIBIT 11
                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES
            CALCULATION OF FULLY DILUTED NET INCOME (LOSS) PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                 (Amounts in thousands, except per share data)
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                                                                                               1996        1995        1994
Net Income (Loss)..........................................................................   $ 6,449    $ (7,013)   $(22,347)
Weighted average number of common shares outstanding.......................................    41,320      41,100      38,628
Adjustments necessary to reflect weighted average number of common shares outstanding on a
  fully diluted basis......................................................................       518       1,059       1,651
                                                                                               41,838      42,159      40,279
Fully diluted net income (loss) per share..................................................   $  0.15    $  (0.15)   $  (0.55)
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